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                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                SCHEDULE 14D-9/A

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                    U.S. Realty Partners Limited Partnership
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                            (Name of Subject Company)

                    U.S. Realty Partners Limited Partnership
--------------------------------------------------------------------------------
                       (Name of Persons Filing Statement)

                          Depositary Unit Certificates
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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  (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.





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         The information in the Offer to Purchase of AIMCO Properties, L.P.
dated September 4, 2001 together with the Supplement dated September 24, 2001 (the "Offer") and Letter to Unitholders dated September 4, 2001 is incorporated herein by reference in answer to all of the Items of Schedule 14D-9 except as otherwise set forth below:

Item 2. Identity and Background of Filing Person.

         This Schedule 14D-9/A is being filed by U.S. Realty Partners Limited Partnership, a South Carolina limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Depositary unit certificates of the Partnership are the subject of the tender offer.

Item 9. Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to Schedule TO of AIMCO Properties, L.P. dated September 4, 2001 is incorporated herein by reference.)

         (b) Letter to Unitholders dated September 4, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated September 4, 2001 is incorporated herein by reference.)

         (c) Supplement to Offer to Purchase of AIMCO Properties, L.P. (Exhibit 7 to Schedule To/A OF AIMCO Properties, L.P. dated September 24, 2001 is incorporated herein by reference.)


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 25, 2001


                                     U.S. REALTY PARTNERS LIMITED PARTNERSHIP, a South Carolina limited partnership

                                     By:  U.S. REALTY I CORPORATION
                                          Its General Partner

                                     By:  /s/ Patrick J. Foye
                                          -------------------------------------
                                          Patrick J. Foye
                                          Executive Vice President




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                                  EXHIBIT INDEX



EXHIBIT
NUMER             DESCRIPTION
-------           -----------
  (a)             Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to
                  Schedule TO of AIMCO Properties, L.P. dated September 4, 2001 is incorporated herein by reference.)

  (b)             Letter to Unitholders dated September 4, 2001 (Exhibit 4 to
                  Schedule TO of AIMCO Properties, L.P. dated September 4, 2001 is incorporated herein by reference.)

  (c)             Supplement to Offer to Purchase of AIMCO Properties, L.P.
                  (Exhibit 7 to Schedule TO/A of AIMCO Properties, L.P. dated
                  September 24, 2001 is incorporated herein by reference.)
